Exhibit 99
NEWS RELEASE
Investor Contact: Wendy Hargus
(972) 946-5030
Investor_Relations@voughtaircraft.com
Media Contact: Lynne Warne
(615) 974-6003
warnely@voughtaircraft.com
Vought Reports Fourth Quarter, Year-End 2008 Financial Results
2008 Compared with 2007:
•	Revenue increased 11 percent to $1,796.6 million

•	Net Income increased by $47.4 million
Summary of Financial Results
             $ in millions

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2008	2007	$ Change	2008	2007	$ Change
Revenue	$413.2	$394.9	$18.3	$1,796.6	$1,625.5	$171.1
Operating income (loss)	$(14.4)	$18.9	$(33.3)	$108.6	$109.5	$(0.9)
Net income (loss)	$(29.9)	$3.1	$(33.0)	$93.7	$46.3	$47.4
Adjusted EBITDA[1]	$58.7	$69.9	$(11.2)	$263.9	$277.4	$(13.5)
Net cash provided by (used in) operating activities	$(7.5)	$50.6	$(58.1)	$(154.5)	$34.2	$(188.7)
Free Cash Flow[1]	$(35.1)	$33.1	$(68.2)	$(223.8)	$(23.2)	$(200.6)

[1]	Non-GAAP financial measure. A complete definition and reconciliation of non-GAAP financial measures, identified by the number [1], is provided later in the release.
     DALLAS, MARCH 12, 2009 — Vought Aircraft Industries, Inc. today reported financial results for its fourth quarter and year ended Dec. 31, 2008, reflecting continued annual revenue and net income growth despite pressure from recent headwinds.
     “Our 2008 results were tempered by several factors, the 787 program delay, the Boeing strike, the IAM strike at our Nashville facility and ongoing pension funding requirements. Even with these challenges, our operational improvements enabled us to show some steady progress for the year,” said Vought President and Chief Executive Officer Elmer Doty. “As we move into 2009, we are ready to quickly adjust to changing conditions in our marketplace. Our balanced military and commercial portfolio will serve us well in these challenging times.”

     On Jan. 15, 2009 IAM-represented employees at the Nashville site ratified a new collective bargaining agreement ending the strike that began on Sept. 27, 2008. Although the company was able to use contract labor to continue production during the course of the strike, and achieved 98 percent of scheduled deliveries for the year, the strike resulted in a negative impact of approximately $38.3 million to operating results as discussed below.
     Higher pension expense and funding requirements, driven by the reduction in the asset values of pension plans, also negatively impacted Vought’s earnings and cash flow for 2008.
Fourth Quarter Results
     Revenue for the fourth quarter of 2008 was $413.2 million, an increase of $18.3 million or 5 percent, compared with revenue of $394.9 million for the same period last year. Growth was driven by increases in the company’s military business.
•	Commercial revenue decreased by $17.0 million or 9 percent primarily due to fewer deliveries on Boeing programs as a result of the Boeing strike and completion of the 747-400 program.

•	Military revenue increased $35.7 million or 27 percent, primarily due to favorable timing of C-17 and Global Hawk deliveries and higher deliveries for the V-22 program.

•	Business jet revenue remained relatively flat during the period.
     Vought recorded an operating loss for the fourth quarter of $14.4 million, a decline of $33.3 million from our operating income of $18.9 million last year. Program margins recorded during the quarter included $38.3 million of additional costs related to the strike at our Nashville facility as well as $17.3 million of impact related to higher projected future pension expenses applied to programs. These lower program margins were partially offset by a $20.6 million decrease in 787 period expenses during 2008 as the start-up phase of that program comes to an end.
     The net loss for the fourth quarter of 2008 was $29.9 million, a decline of $33.0 million from last year’s fourth quarter net income of $3.1 million. This change was also the result of the operating income items discussed above.
     Adjusted EBITDA1, as defined in the company’s senior credit agreement, was $58.7 million for the fourth quarter of 2008, compared with $69.9 million for the same period last year. The $11.2 million decrease is principally due to lower margins resulting from the higher projected future pension expenses.

     Vought had negative $35.1 million of Free Cash Flow1 for the fourth quarter of 2008 compared with positive $33.1 million in 2007. The decrease of $68.2 million is primarily due to higher working capital requirements for the 787 program and the impact of the Nashville strike.
     Cash expenditures for the 787 program, excluding customer advances, were $45.4 million for the fourth quarter of 2008. These expenditures include start-up costs, capital expenditures and working capital production costs.
Year-End Results
     Revenue for the year ended Dec. 31, 2008 was $1,796.6 million, an increase of $171.1 million or 11 percent, compared with the same period last year.
•	Commercial revenue increased $75.2 million, or 9 percent. Revenue for Boeing programs increased $59.1 million primarily due to increased non-recurring sales for the 747-8 program and initial deliveries on the 787 program. In addition, revenue for Airbus programs increased $16.1 million primarily due to higher deliveries.

•	Military revenue increased $77.4 million, or 15 percent, primarily due to higher delivery rates on the H-60 and the V-22 programs.

•	Business jet revenue increased $18.5 million, or 6 percent, primarily due to increased deliveries to Gulfstream and the initial non-recurring revenue on the Cessna Citation Columbus — Model 850 program.
     Funded backlog increased 11 percent over the year to $3.8 billion at Dec. 31, 2008, principally due to increased orders on the 787 and H-60 programs, as well as the non-recurring start-up and development activities for the Boeing 747-8 and the recently awarded Cessna Citation Columbus 850 programs. Vought’s calculation of backlog includes only funded orders, which causes backlog to be substantially lower than the estimated aggregate dollar value of contracts and may not be comparable to the backlogs of others in the industry.

     Operating income for 2008 was $108.6 million, a slight decrease of $0.9 million from last year. Although overall operating income for the year was relatively flat compared with 2007, the results include the impact of lower program margins for the year offset by a decrease in non-recurring expenses for the 787 program. During 2008, overall program margins were lower than the prior year primarily due to $38.3 million of additional costs associated with the strike at the Nashville facility and $17.3 million of costs related to higher projected future pension expenses applied to programs. The remaining difference in program margins was due to the absence of favorable contract changes recorded in 2007, partially offset by the release of purchase accounting reserves reflecting the completion of the 747-400 model deliveries. These lower program margins were offset by a decrease of $62.6 million in non-recurring 787 program expenses as the start-up phase of that program ends.
     Net income for the year was $93.7 million, an increase of $47.4 million over the same period last year. This improvement primarily relates to the $47.1 million gain recorded on the sale of Vought’s equity interest in Global Aeronautica to Boeing.
     Adjusted EBITDA1, as defined in the company’s senior credit agreement, was $263.9 million for 2008, compared with $277.4 million for the same period last year. The $13.5 million decrease is principally due to the changes in program margins discussed above and excludes the $38.3 million Nashville strike impact.
     Vought had negative Free Cash Flow1 of $223.8 million in 2008 compared with $23.2 million in 2007. The higher cash used of $200.6 million is primarily due to increased cash funding requirements of $59.7 million for the company’s defined benefit pension plans, lower cash receipts of approximately $67.0 million from the timing of milestone and advance payments from customers and $62.0 million of higher working capital requirements in 2008 related to the ramp-up of the 787 program.
     Cash expenditures, excluding customer advances, for the 787 program were $278 million for the year. These expenditures include start-up costs, capital expenditures and working capital production costs.

Non-GAAP Financial Measure Disclosure
     EBITDA, Adjusted EBITDA and Free Cash Flow (indicated by the number 1) as presented in this press release are supplemental measures of performance and our ability to satisfy our debt covenants. None of these measures are required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP) in the United States. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secured credit agreement signed in December 2004 contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. We believe it is necessary to present Adjusted EBITDA to enable investors to assess the strength of our underlying business. Reconciliation between these non-GAAP financial measures and the most directly comparable GAAP financial measures is presented at the end of this press release.
Conference Call Details
     Vought Aircraft Industries, Inc. will host a conference call on Thursday, March 12 at 2 p.m. Eastern time (1 p.m. Central time) to discuss its fourth-quarter and year-end results. To access the conference call, dial (888) 679-8033 (United States) or (617) 213-4846 (International) with pass code 30763809. Please call 10 minutes prior to the start time. A replay of the conference call will be available through March 19, which can be accessed by dialing (888) 286-8010 (United States) or (617) 801-6888 (International) with pass code 28215703.
     Vought’s conference call will be supplemented by a series of slides appearing on the company’s Web site. Listeners are encouraged to view these materials in conjunction with the call. The presentation will be posted on the home page of the Web site on the morning of the call.
About Vought
     Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual revenue of approximately $1.8 billion and about 6,600 employees in nine U.S. locations.

Disclaimer on Forward Looking Statements
     This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control. Additional risk factors are described in the company’s filings with the SEC.

Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
(dollars in millions, except par value per share )

	December 31,
	2008	December 31,
	(Unaudited)	2007
Assets
Current assets:
Cash and cash equivalents	$86.7	$75.6
Trade and other receivables	138.6	81.4
Inventories	444.4	362.8
Other current assets	4.7	6.4

Total current assets	674.4	526.2

Property, plant and equipment, net	484.3	507.0
Goodwill	527.7	527.7
Identifiable intangible assets, net	27.2	40.1
Debt origination costs, net and other assets	14.0	11.5
Investment in joint venture	—	8.4

Total assets	$1,727.6	$1,620.9

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$177.0	$178.7
Accrued and other liabilities	63.7	74.1
Accrued payroll and employee benefits	48.7	48.2
Accrued post-retirement benefits-current	42.0	47.2
Accrued pension-current	0.3	0.7
Current portion of long-term bank debt	5.9	4.0
Accrued contract liabilities	201.4	230.4

Total current liabilities	539.0	583.3

Long-term liabilities:
Accrued post-retirement benefits	405.3	482.0
Accrued pension	710.7	361.2
Long-term bank debt, net of current portion	594.0	409.0
Long-term bond debt	270.0	270.0
Other non-current liabilities	142.7	181.2

Total liabilities	2,661.7	2,286.7
Stock holders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,798,382 and 24,768,991 issued and outstanding at December 31, 2008 and 2007, respectively	0.3	0.3
Additional paid-in capital	420.5	417.4
Shares held in rabbi trust	(1.6)	(1.6)
Accumulated deficit	(501.3)	(595.0)
Accumulated other comprehensive loss	(852.0)	(486.9)

Total stockholders’ equity (deficit)	$(934.1)	$(665.8)

Total liabilities and stockholders’ equity (deficit)	$1,727.6	$1,620.9

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
($ in millions)
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Revenue	$413.2	$394.9	$1,796.6	$1,625.5

Costs and expenses

Cost of sales	382.9	297.8	1,493.4	1,269.3
Selling, general and administrative expenses	44.7	78.2	194.6	246.7

Total costs and expenses	427.6	376.0	1,688.0	1,516.0

Operating income (loss)	(14.4)	18.9	108.6	109.5

Other income (expense)
Interest income	2.1	0.5	4.4	3.6
Other income (loss)	—	—	48.7	(0.1)
Equity in loss of joint venture	—	(1.6)	(0.6)	(4.0)
Interest expense	(17.6)	(15.3)	(67.2)	(62.6)

Income (loss) before income taxes	(29.9)	2.5	93.9	46.4
Income tax expense (benefit)	—	(0.6)	0.2	0.1

Net income (loss)	$(29.9)	$3.1	$93.7	$46.3

Vought Aircraft Industries, Inc.
Consolidated Statements of Cash Flows
($ in millions)

	December 31,
	2008	December 31,
	(Unaudited)	2007
Operating activities
Net income (loss)	$93.7	$46.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	66.0	63.7
Stock compensation (income) expense	1.1	5.2
Impairment charge	—	—
Equity in losses of joint venture	0.6	4.0
(Gain) loss from asset sales	(49.8)	1.9
Changes in current assets and liabilities:
Trade and other receivables	(57.2)	0.7
Inventories	(81.6)	(25.0)
Other current assets	1.7	0.9
Accounts payable, trade	(1.7)	60.3
Accrued payroll and employee benefits	0.5	0.8
Accrued and other liabilities	(14.1)	(26.9)
Accrued contract liabilities	(29.0)	(103.3)
Other assets and liabilities—long-term	(84.7)	5.6

Net cash provided by (used in) operating activities	(154.5)	34.2
Investing activities
Capital expenditures	(69.3)	(57.4)
Proceeds from sale of assets	55.1	24.3
Investment in joint venture	—	(16.5)

Net cash used in investing activities	(14.2)	(49.6)
Financing activities
Proceeds from short-term bank debt	153.0	20.0
Payments on short-term bank debt	(153.0)	(20.0)
Proceeds from long-term bank debt	184.6	—
Payments on long-term bank debt	(4.9)	(4.0)
Payments on capital leases	—	(1.3)
Proceeds from governmental grants	—	2.1
Proceeds from sale of common stock	0.1	—
Proceeds from repayment of stockholder loans	—	0.8

Net cash provided by (used in) financing activities	179.8	(2.4)

Net increase (decrease) in cash and cash equivalents	11.1	(17.8)
Cash and cash equivalents at beginning of period	75.6	93.4

Cash and cash equivalents at end of period	$86.7	$75.6

Vought Aircraft Industries Inc.
Supplemental Financial Data
($ in millions)
(Unaudited)

	Three Months			Year
	Ended			Ended
	December 31,	December 31,		December 31,	December 31,
	2008	2007	Change	2008	2007	Change
Revenue as Reported:
Commercial	$168.4	$185.4	$(17.0)	$869.7	$794.5	$75.2
Military	167.2	131.5	35.7	607.4	530.0	77.4
Business jets	77.6	78.0	(0.4)	319.5	301.0	18.5

Total	$413.2	$394.9	$18.3	$1,796.6	$1,625.5	$171.1

	Three Months		Year
	Ended		Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
% Mix for Revenue
Commercial	41%	46%	48%	49%
Military	40%	33%	34%	33%
Business jets	19%	21%	18%	18%

Total	100%	100%	100%	100%

	Year
	Ended
	December 31,	December 31,
	2008	2007	Change
Revenue Backlog
Commercial	$2,301.9	$2,073.0	$228.9
Military	763.0	713.0	50.0
Business jets	691.1	608.9	82.2

Total revenue backlog	$3,756.0	$3,394.9	$361.1

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures that our management uses to assess our operating performance and, in the case of Adjusted EBITDA, to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
Adjusted EBITDA is calculated in accordance with our senior secured credit agreement and includes adjustments that are material to our operations but that our management does not consider reflective of our ongoing core operations.
Pursuant to our senior secured credit agreement, Adjusted EBITDA is calculated by making adjustments to our net income (loss) to eliminate the effect of our (1) net income tax expense, (2) net interest expense, (3) any amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (4) depreciation and amortization expense, (5) any extraordinary, unusual or non-recurring expenses or losses (including losses on sales of assets outside of the ordinary course of business, non-recurring expenses associated with the 787 program and certain expenses associated with our facilities consolidation efforts) net of any extraordinary, unusual or non-recurring income or gains, (6) any other non-cash charges, expenses or losses, restructuring and integration costs, (7) stock-option based compensation expenses and (8) all fees and expenses paid pursuant to our Management Agreement with Carlyle.
We believe that each of the adjustments made in order to calculate Adjusted EBITDA is meaningful to investors because it gives them the ability to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
The use of Adjusted EBITDA as an analytical tool has limitations and you should not consider it in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:
•	it does not reflect our cash expenditures, or future requirements, for all contractual commitments;

•	it does not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

•	it does not reflect cash requirements for the payment of income taxes when due;

•	it does not reflect working capital requirements;.

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as an alternative to net income or cash flow from operations determined in accordance with GAAP. Management compensates for these limitations by not viewing Adjusted EBITDA in isolation, and specifically by using other GAAP measures, such as cash flow provided by (used in) operating activities and capital expenditures, to measure our liquidity. Our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.
Free Cash Flow is calculated by subtracting our capital expenditures from our net cash provided by or used in operating activities. We believe that Free Cash Flow is useful to investors because it gives them an insight into how our operating cash flows are affected by the capital that is invested to continue and improve business operations, such as our investment in new programs. Because not all companies use identical calculations, the presentation of Free Cash Flow may not be comparable to other similarly titled measures of other companies. Additionally, Free Cash Flow has limitations as an analytical tool and such measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of this non-GAAP financial measure are that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions.

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA
(Unaudited)
($ in millions)

	For the Three Months Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Net cash provided by (used in) operating activities	$(7.5)	$50.6	$(154.5)	$34.2
Interest expense, net	15.5	14.8	62.8	59.0
Income tax expense (benefit)	—	(0.6)	0.2	0.1
Stock compensation expense	1.1	(3.4)	(1.1)	(5.2)
Equity in losses of joint venture	—	(1.6)	(0.6)	(4.0)
Gain (loss) from asset sales and other losses	(0.3)	(1.1)	49.8	(1.8)
Debt amortization costs	(1.7)	(0.8)	(5.8)	(3.1)
787 tooling amortization	—	—	0.8	—
Changes in operating assets and liabilities	(7.3)	(25.4)	266.1	86.9

EBITDA	$(0.2)	$32.5	$217.7	$166.1

Non-recurring investment in Boeing 787	5.3	25.9	33.3	95.9
Unusual charges — Plant consolidation & other non-recurring program costs	51.0	6.0	56.7	6.1
Loss on disposal of property, plant and equipment	1.9	1.2	(48.2)	1.9
Other	0.7	4.3	4.4	7.4

Adjusted EBITDA	$58.7	$69.9	$263.9	$277.4

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Free Cash Flow
(Unaudited)
($ in millions)

	For the Three Months Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Net cash provided by (used in) operating activities	$(7.5)	$50.6	$(154.5)	$34.2
Less: Capital expenditures	(27.6)	(17.5)	(69.3)	(57.4)

Free Cash Flow	$(35.1)	$33.1	$(223.8)	$(23.2)